NEWS RELEASE

Contacts:
Rachael Scherer	Rob Clark
Investor Relations	Public Relations
763-505-2694	763-505-2635
MEDTRONIC CLOSES SALE OF $4.4 BILLION CONVERTIBLE SENIOR NOTES
MINNEAPOLIS — April 18, 2006 — Medtronic (NYSE: MDT), today announced the closing of its sale of $2.2 billion principal amount of Convertible Senior Notes due 2011 and $2.2 billion principal amount of Convertible Senior Notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of Convertible Senior Notes sold reflects the full exercise by the initial purchasers of their option to purchase additional Convertible Senior Notes to cover over-allotments. The net proceeds from this offering were approximately $4.33 billion, after deducting estimated discounts, commissions and expenses.
This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities offered have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health, and extending life for people with chronic disease.
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Forward-looking statements, including the statements in this notice regarding Medtronic’s estimate of the expenses payable by it in connection with the transactions described in this release, and therefore the net proceeds of such transactions, are subject to risks and uncertainties.